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                                                                     Exhibit 4.3

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                                                                  Execution Copy



                              INVESTMENT AGREEMENT

                                     BETWEEN

                            TRANSDIGM HOLDING COMPANY

                                       AND

                           FIRST UNION INVESTORS, INC.

                                   DATED AS OF
                                  MAY 31, 2001




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                                TABLE OF CONTENTS
                                -----------------
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                                                                                                               PAGE
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                                    ARTICLE I

                                   DEFINITIONS

1.1      Definitions..............................................................................................1
1.2      Accounting Terms; Financial Statements...................................................................1

                                   ARTICLE II

                ISSUANCE AND SALE OF PREFERRED STOCK AND WARRANTS

2.1      The Issuance of the Preferred Stock and the Warrants.....................................................1
2.2      Terms of the Preferred Stock.............................................................................1
2.3      The Closing..............................................................................................2
2.4      Tax Basis................................................................................................2

                                   ARTICLE III

                              CONDITIONS OF CLOSING

3.1      Representations, Warranties and Covenants................................................................2
3.2      Ownership Structure......................................................................................2
3.3      Purchase Permitted by Applicable Laws....................................................................2
3.4      Closing of the Asset Purchase............................................................................3
3.5      Adverse Change...........................................................................................3
3.6      No Violation.............................................................................................3
3.7      Litigation...............................................................................................3
3.8      Advances Under the Credit Documents......................................................................3
3.9      Amendment of PIK Notes Indenture.........................................................................3
3.10     Opinions of Counsel......................................................................................3
3.11     Delivery of Closing Documents............................................................................4
3.12     Payment of Fees and Expenses.............................................................................5
3.13     Additional Matters.......................................................................................5

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE ISSUER

4.1      Corporate Organization and Power.........................................................................5
4.2      Authorization; Enforceability............................................................................5
4.3      No Violation.............................................................................................6
4.4      Authorized and Issued Capital............................................................................6
4.5      Governmental and Third-Party Authorization; Permits......................................................7
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
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

4.6      Litigation...............................................................................................7
4.7      Taxes....................................................................................................7
4.8      Subsidiaries; Investments................................................................................7
4.9      No Material Adverse Change...............................................................................8
4.10     Financial Matters........................................................................................8
4.11     Ownership of Properties..................................................................................9
4.12     Intellectual Property....................................................................................9
4.13     ERISA....................................................................................................9
4.14     Environmental Matters...................................................................................10
4.15     Securities Matters......................................................................................11
4.16     Compliance with Laws....................................................................................11
4.17     Regulated Matters.......................................................................................11
4.18     Insurance...............................................................................................11
4.19     Material Contracts......................................................................................11
4.20     Labor Relations.........................................................................................12
4.21     Full Disclosure.........................................................................................12
4.22     No Brokers..............................................................................................12
4.23     Transaction Documents...................................................................................12

                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

                                   ARTICLE VI

                                    COVENANTS

6.1      Payment of Dividends on Preferred Stock.................................................................14
6.2      Notices.................................................................................................14
6.3      Books, Records and Inspections..........................................................................14
6.4      Payment of Taxes........................................................................................14
6.5      Corporate Franchises....................................................................................14
6.6      Compliance with Statutes, etc...........................................................................14
6.7      Compliance with Environmental Laws......................................................................15
6.8      ERISA...................................................................................................15
6.9      Use of Proceeds.........................................................................................15
6.10     Indemnification.........................................................................................15
6.11     Creditors Entitled to Priority on Payment...............................................................17

                                   ARTICLE VII

                                     GENERAL

7.1      Entire Agreement........................................................................................19
7.2      Reimbursement of Expenses...............................................................................19
7.3      Survival of Agreements and Representations and Warranties...............................................20
7.4      No Waiver...............................................................................................20



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
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
7.5      Binding Effect; Assignment..............................................................................20
7.6      Initial Holder..........................................................................................20
7.7      Cumulative Powers.......................................................................................21
7.8      Loss of Securities; Reissue of Securities in Lesser Denominations.......................................21
7.9      Communications..........................................................................................21
7.10     Legends.................................................................................................21
7.11     Confidentiality; Public Announcements...................................................................22
7.12     Governing Law...........................................................................................22
7.13     Headings................................................................................................23
7.14     Multiple Originals......................................................................................23
7.15     Amendment or Waiver.....................................................................................23
7.16     Waiver of Jury Trial....................................................................................23
7.17     Consent to Jurisdiction and Service of Process..........................................................23



                                      iii

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                                    Exhibits
                                    --------

Exhibit A                Form of Warrant
Exhibit B                Form of Certificate of Designations of Preferred Stock
Exhibit C                Form of Opinion of Counsel to the Issuer



                                       iv


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                              INVESTMENT AGREEMENT

         This Investment Agreement is made and entered into as of this 31st day of May, 2001, by and between TRANSDIGM HOLDING COMPANY, a Delaware corporation (the "ISSUER"), and FIRST UNION INVESTORS, INC., a North Carolina corporation (the "INVESTOR").

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, the parties hereto hereby mutually covenant, contract and agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         1.1 DEFINITIONS. As used in this Agreement and unless the context otherwise requires, the following terms have the meanings indicated in APPENDIX I hereto.

         1.2 ACCOUNTING TERMS; FINANCIAL STATEMENTS. Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement, for purposes of calculation of financial covenants, all accounting determinations and computations hereunder shall be made in accordance with GAAP as in effect as of the date of this Agreement applied on a basis consistent with the basis used in preparing the most recent Financial Statements of the Issuer referred to in SECTION 4.10.

                                   ARTICLE II

                ISSUANCE AND SALE OF PREFERRED STOCK AND WARRANTS

         2.1 THE ISSUANCE OF THE PREFERRED STOCK AND THE WARRANTS. Subject to the terms and conditions herein set forth, and in reliance upon the representations and warranties of the Issuer contained herein, at the Closing, the Investor shall purchase from the Issuer, and the Issuer shall sell and issue to the Investor, (i) 15,000 shares of its 16% Cumulative Redeemable Preferred Stock having an initial liquidation preference of $1,000 per share (the "PREFERRED STOCK"), and (ii) warrants for 1,381.87 shares of the Issuer's common stock (the "Warrants"), which shall be evidenced by a warrant or warrants substantially in the form of EXHIBIT A to this Agreement, for the aggregate purchase price of $15,000,000.

         2.2 TERMS OF THE PREFERRED STOCK. The terms of, and rights and privileges associated with, the shares of Preferred Stock purchased by and issued to the Investor pursuant to this Agreement shall be as set forth in the Issuer's Certificate of Designations relating to the Preferred Stock, a copy of which is attached hereto as EXHIBIT B. The Preferred Stock shall rank, as to preferences on payment of dividends or distributions of assets to stockholders of the

Issuer upon liquidation, prior to any and all other shares of preferred stock, common stock or other equity securities of whatever class or series now or hereafter issued by the Issuer.

         2.3 THE CLOSING. The Closing shall take place simultaneously with the execution and delivery of this Agreement, or as soon thereafter as possible. At the Closing, the Issuer shall deliver to the Investor a certificate registered in the name of the Investor and dated as of the date of the Closing, representing the shares of Preferred Stock being purchased hereunder. Delivery of such certificate shall be made against receipt at the Closing by the Issuer from the Investor of the purchase price described above by wire transfer of immediately available funds to an account designated by the Issuer.

         2.4 TAX BASIS. The Issuer and Investor hereby acknowledge and agree that the Preferred Stock and the Warrants to be issued are part of an investment unit within the meaning of the Internal Revenue Code. The Issuer and the Investor hereby further acknowledge and agree that, for United States federal income tax purposes, the issue prices of the Preferred Stock and the Warrants within the meaning of the Internal Revenue Code, which issue price was determined pursuant to the Treasury Regulations, are equal to the amount set forth on Section 2.4 of the DISCLOSURE SCHEDULE. The Issuer and the Investor agree to use the issue price and allocation set forth on such schedule for all income tax purposes with respect to the issuance of the Preferred Stock and the Warrants.

                                  ARTICLE III

                              CONDITIONS OF CLOSING

         The Investor's obligations to purchase and pay for the Preferred Stock and the Warrants at the Closing are subject to the Investor determining, in its sole discretion, that the following conditions have been satisfied (or the Investor waiving in writing the conditions that it has determined have not been satisfied), on or before the Closing Date:

         3.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Issuer contained in ARTICLE IV shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if such representations and warranties had been made as of the Closing Date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date). In addition, the Issuer shall have performed in all material respects all agreements, obligations and covenants required herein to be performed by it on or prior to the Closing.

         3.2 OWNERSHIP STRUCTURE. The capital and ownership structure of the Issuer and its Subsidiaries (after giving effect to the Transaction Documents) shall be as described in SECTION 4.4.

         3.3 PURCHASE PERMITTED BY APPLICABLE LAWS. The issuance and sale of the Preferred Stock and Warrants pursuant to this Agreement and the consummation of the transactions contemplated hereby shall not be prohibited by any Requirement of Law and shall not subject the Investor to any penalty or adverse condition under or pursuant to any Requirement of Law.



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         3.4 CLOSING OF THE ASSET PURCHASE. There shall not have been any material modification, amendment, supplement or waiver to the Asset Purchase Documents without the prior written consent of the Investor, including, but not limited to, any material modification, amendment, supplement or waiver relating to the amount or type of consideration to be paid in connection with the Asset Purchase and the contents of all disclosure schedules and exhibits. The Asset Purchase shall have been consummated substantially in accordance with the terms of the Asset Purchase Documents (without waiver of any material conditions precedent to the obligations of the Buyer thereunder) with total cash consideration to be paid to the seller thereunder on the Closing Date not to exceed $160,130,000.

         3.5 ADVERSE CHANGE. Since September 30, 2000, both immediately before and after giving effect to the consummation of the Asset Purchase and the other transactions contemplated by this Agreement and the other Transaction Documents, there shall not have occurred any Material Adverse Change, except as and to the extent disclosed in interim financial statements delivered to the Investor since September 30, 2000 through the Closing Date.

         3.6 NO VIOLATION. The transactions related to the Investment and the Asset Purchase shall not violate, or constitute or trigger the occurrence of an event of default with respect to, any material Contractual Obligations of the Issuer or any of its Subsidiaries, and neither the Issuer nor any of its Subsidiaries is in violation of or default under or with respect to any of its material Contractual Obligations.

         3.7 LITIGATION. There shall be no material pending or threatened litigation, proceeding, bankruptcy or insolvency, injunction, order or claim with respect to the Issuer or any of its Subsidiaries or the Acquired Business.

         3.8 ADVANCES UNDER THE CREDIT DOCUMENTS. The Issuer shall have entered into the Credit Agreement Amendment, and the Credit Documents shall be in full force and effect. At the Closing, the lenders thereunder shall, concurrently with the purchase of the Preferred Stock and the Warrants hereunder, make advances of up to $160,000,000 of additional senior indebtedness in connection with the Asset Purchase (plus up to an additional $4,000,000 of borrowings under the revolving credit facility under such Credit Documents) on terms and in form and substance consistent with the term sheet for such indebtedness previously delivered to the Investor as to the express terms thereof and otherwise reasonably acceptable to the Investor for terms not expressly set forth, and such amounts, together with the proceeds from the sale of the Preferred Stock and Warrants, shall be sufficient to permit the Issuer to pay the cash purchase price in connection with the Asset Purchase.

         3.9 AMENDMENT OF PIK NOTES INDENTURE. The PIK Notes Indenture shall have been amended to permit the consummation of the transactions contemplated by the Transaction Documents (including without limitation the purchase and sale of the Securities).

         3.10 OPINIONS OF COUNSEL. The Investor shall have received (i) from Latham & Watkins, legal counsel for the Issuer, a favorable opinion addressed to the Investor as of the Closing Date in the form attached hereto as Exhibit C,
(ii) from in-house legal counsel for Federal-Mogul Ignition Company, a letter entitling the Holders to rely on its opinion rendered in connection with the Asset Purchase, and (iii) from Latham & Watkins, legal counsel for the



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Issuer, a letter entitling the Holders to rely on its opinion rendered in connection with the Asset Purchase, all which opinions shall be reasonably satisfactory to the Investor in form and substance.

         3.11 DELIVERY OF CLOSING DOCUMENTS. The Investor shall have received the following closing documents, in form and substance satisfactory to the Investor, and all of which shall, except as specified below, be fully executed originals:

         (a) this Agreement;

         (b) a stock certificate representing the Preferred Stock;

         (c) the Warrants to be issued to the Investor;

         (d) the Amended and Restated Stockholders Agreement dated as of the date hereof between the Company and certain of its stockholders, in form and substance satisfactory to the Investor;

         (e) a certificate, issued as of a recent date, of the Secretary of State of the jurisdiction of incorporation of the Issuer as to its good standing in such jurisdiction;

         (f) certificates of the Secretary of State of each jurisdiction in which the Issuer is qualified to do business as to its good standing in such jurisdictions and, where available and to the extent requested by the Investor, certificates of the relevant state taxing authorities as to the payment by the Issuer of all taxes in such jurisdictions;

         (g) a certificate, dated as of the Closing Date, of the secretary of the Issuer certifying (i) that the copies of its certificate of incorporation and bylaws attached thereto, as amended to date, are true, complete and correct,
(ii) that the copies of the resolutions of the directors and stockholders of the Issuer, authorizing the transactions contemplated by this Agreement and each of the other Transaction Documents (including the issuance of the Preferred Stock and the Warrants), attached thereto are true, complete and correct, (iii) as to the incumbency of each Person executing this Agreement and each of the other Investment Documents on behalf of the Issuer, (iv) that the copies of the other Transaction Documents attached thereto are true, complete and correct; and (v) as to any other matters reasonably requested by the Investor;

         (h) a certificate, dated as of the Closing Date, of the president or chief executive officer of the Issuer certifying to the accuracy of the representations contained in SECTION 3.1;

         (i) copies of all material consents, waivers and amendments required in connection with the consummation of the transactions related to this Agreement and the other Transaction Documents and the transactions contemplated hereby;

         (j) a consolidated pro forma balance sheet of the Issuer and its Subsidiaries as of March 31, 2001 in form consistent in all material respects with the Financial Statements; PROVIDED, HOWEVER, that such pro forma balance sheet shall be subject to subsequent adjustments necessary to fully reflect the application of "purchase accounting" to the acquisition of the Acquired Business; and




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         (k) a certificate, dated as of the Closing Date, from a Financial
Officer of the Issuer certifying that the Issuer and its Subsidiaries, taken as a whole, are Solvent.

         3.12 PAYMENT OF FEES AND EXPENSES. The Issuer shall have paid at Closing via wire transfer of immediately available funds all fees and expenses, if any, owing to the Investor pursuant to the Fee Letter, the Commitment Letter referred to therein or any other side letter or other agreement entered into between the Issuer and the Investor in connection with the Investment.

         3.13 ADDITIONAL MATTERS. The Investor shall have received such other documents, agreements and opinions in connection with the Preferred Stock, all reasonably satisfactory in form and substance, as the Investor may reasonably request.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE ISSUER

         In order to induce the Investor to enter into this Agreement, the Issuer hereby makes the following representations and warranties to the Investor and for the benefit of the Holders, as of the Closing Date, after giving effect to the Asset Purchase and the other transactions contemplated by this Agreement and the other Transaction Documents. Each representation and warranty shall have independent significance. Exceptions, if any, to each representation and warranty shall be set forth on a disclosure schedule (the "DISCLOSURE SCHEDULE") prepared by the Issuer and shall be identified by reference to the Section of this Agreement containing the representation and warranty to which such exception relates. Disclosures in any part of the DISCLOSURE SCHEDULE apply only to the Section of this Agreement to which they expressly relate and not to any other representation or warranty. In the event of any inconsistency between the statements in the body of this Agreement and those in the DISCLOSURE SCHEDULE (other than an exception expressly set forth as such in the DISCLOSURE SCHEDULE with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.

         4.1 CORPORATE ORGANIZATION AND POWER. Each of the Issuer and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the full corporate power and authority to execute, deliver and perform the Investment Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

         4.2 AUTHORIZATION; ENFORCEABILITY. The Issuer has taken, or on the Closing Date shall have taken, all necessary corporate action to execute, deliver and perform each of the Investment Documents to which it is or will be a party, and has, or on the Closing Date (or any later date of execution and delivery) shall have, validly executed and delivered each of the Investment Documents to which it is or will be a party. This Agreement constitutes, and each of the other Investment Documents to which the Issuer is or shall be a party upon execution and delivery,



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shall constitute, the legal, valid and binding obligation of the Issuer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, by general equitable principles or by principles of good faith and fair dealing.

         4.3 NO VIOLATION. The execution, delivery and performance by the Issuer of this Agreement and each of the other Investment Documents to which it is or shall be a party, and compliance by it with the terms hereof and thereof, do not and shall not (i) violate or conflict with any provision of its articles or certificate of incorporation or bylaws or contravene any other Requirement of Law applicable to it, (ii) violate, conflict with, result in a breach of, or constitute (with notice, lapse of time or both) a default under any indenture or other material agreement or instrument to which it is a party, by which it or any of its properties is bound or to which it is subject (including without limitation any provisions of the PIK Notes Indenture), or (iii) result in or require the creation or imposition of any Lien upon any of its properties or assets.

         4.4 AUTHORIZED AND ISSUED CAPITAL.

         (a) The authorized capitalization of the Issuer is set forth on Section
4.4 of the DISCLOSURE SCHEDULE. Except as set forth on Section 4.4 of the DISCLOSURE SCHEDULE, the Issuer has not issued any other shares of its capital stock and there are no further subscriptions, contracts or agreements for the issuance or purchase of any other or additional equity interest in the Issuer, either in the form of options, agreements, warrants, calls, convertible securities or other similar rights. All of the outstanding shares of capital stock of the Issuer are duly and validly authorized and issued and are fully paid and nonassessable and have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws.

         (b) Set forth on Section 4.4 of the DISCLOSURE SCHEDULE is a listing of
(i) all directors, managers, officers, partners and shareholders of the Issuer and (ii) the holders of all outstanding options, agreements, warrants, calls, convertible securities and other rights relating to the issuance of equity securities of, or interests in, the Issuer (in all cases including the number of shares of each equity security of the Issuer owned by each such Person).

         (c) Section 4.4 of the DISCLOSURE SCHEDULE lists:

                  (i) all phantom stock, employee stock option and any other equity-based incentive plans or similar agreements of the Issuer and its Subsidiaries

                  (ii) all preemptive or similar rights to purchase or otherwise acquire equity securities of, or interests in, the Issuer or its Subsidiaries, whether pursuant to any Requirement of Law or Contractual Obligation, and

                  (iii) all registration rights under the Securities Act that have been granted by the Issuer or any of its Subsidiaries with respect to their respective equity securities or interests.



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

         4.5 GOVERNMENTAL AND THIRD-PARTY AUTHORIZATION; PERMITS.

         (a) No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or shall be required as a condition to or otherwise in connection with the due execution, delivery and performance by each of the Issuer and its Subsidiaries of this Agreement or any of the other Investment Documents to which it is or shall be a party or the legality, validity or enforceability hereof or thereof, other than (i) consents, authorizations and filings that have been (or on or prior to the Closing Date shall have been) made or obtained and that are (or on the Closing Date shall be) in full force and effect, and (ii) consents and filings the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) Each of the Issuer and its Subsidiaries has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure to obtain which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

         4.6 LITIGATION. There are no actions, investigations, suits or proceedings pending or, to the knowledge of the Issuer, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority or other Person, (i) against or affecting the Issuer, any of its Subsidiaries or any of their respective properties that would, if adversely determined, be reasonably likely to have a Material Adverse Effect, or (ii) with respect to this Agreement or any of the other Investment Documents.

         4.7 TAXES. Each of the Issuer and its Subsidiaries has filed on a timely basis all federal, state and material local tax returns and reports required to be filed by it and has paid all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those that are immaterial or being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP. Such returns accurately reflect in all material respects all liability for taxes of the Issuer and its Subsidiaries for the periods covered thereby. Except as set forth on Section 4.7 of the DISCLOSURE SCHEDULE, there is no ongoing federal audit or examination or, to the knowledge of the Issuer, other investigation by any federal Governmental Authority of the tax liability of the Issuer or any of its Subsidiaries, and there is no unresolved claim by any federal Governmental Authority concerning the tax liability of the Issuer or any of its Subsidiaries for any period for which tax returns have been or were required to have been filed, other than claims for which adequate reserves have been established in accordance with GAAP. Neither the Issuer nor any of its Subsidiaries has waived or extended or has been requested to waive or extend the federal statute of limitations relating to the payment of any taxes.

         4.8 Subsidiaries; Investments. Section 4.8 of the DISCLOSURE SCHEDULE sets forth a list of all of the Subsidiaries of the Issuer and, as to each such Subsidiary, the percentage ownership (direct and indirect) of the Issuer in each class of its capital stock and each direct owner thereof. Except for the shares of capital stock indicated on Section 4.8 of the DISCLOSURE SCHEDULE, there are no shares of capital stock, warrants, rights, options or other equity securities, or other Capital Stock of any Subsidiary of the Issuer outstanding or reserved for any purpose.



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

All outstanding shares of capital stock of each Subsidiary of the Issuer are duly and validly issued, fully paid and nonassessable. The holders or owners listed on Schedule 4.8 of the DISCLOSURE SCHEDULE are the sole legal, record and beneficial owners of, and have good and valid title to, all such capital stock, free and clear of all Liens other than Permitted Liens.

         4.9 NO MATERIAL ADVERSE CHANGE. There has been no Material Adverse Change since September 30, 2000, and there exists no event, condition or state of facts since September 30, 2000, that could reasonably be expected to result in a Material Adverse Change, except as and to the extent disclosed in interim financial statements delivered to the Investor since September 30, 2000 through the Closing Date.

         4.10 FINANCIAL MATTERS.

         (a) The Issuer has delivered to the Investor copies of (i) the audited consolidated balance sheets of the Issuer and its Subsidiaries as of September 30, 2000, 1999 and 1998, and the related statements of income, cash flows and stockholders' equity for the fiscal years then ended, together with the opinion of Deloitte & Touche LLP thereon, (ii) the audited consolidated balance sheets of the Acquired Business as of December 31, 2000 and 1999, and the related statements of income, cash flows and net parent investment for the fiscal years then ended, together with the opinion of Ernst & Young LLP thereon, (iii) the unaudited consolidated balance sheet of the Issuer and its Subsidiaries as of March 31, 2001 and the related statements of income and cash flows for the six-month period then ended, (iv) the unaudited consolidated balance sheet of the Issuer and its Subsidiaries as of April 30, 2001 and the related statement of income for the seven-month period then ended, and (v) the unaudited consolidated balance sheet of the Acquired Business as of March 31, 2001 and the related statement of income for the three-month period then ended, and (vi) the unaudited consolidated balance sheet of the Acquired Business as of April 30, 2001and the related statement of income for the four-month period then ended (collectively, the "FINANCIAL STATEMENTS"). Such financial statements have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP and to normal year-end adjustments) and present fairly in all material respects the financial condition of the Issuer and its Subsidiaries on a consolidated basis as of the respective dates thereof and the consolidated results of operations of the Issuer and its Subsidiaries for the respective periods then ended. Except as fully reflected in the most recent financial statements referred to above and the notes thereto and except as contemplated in the Transaction Documents, there are no material liabilities or obligations with respect to the Issuer or any of its Subsidiaries of any nature whatsoever that would be required to be reflected in a balance sheet in accordance with GAAP (whether absolute, contingent or otherwise and whether or not due).

         (b) The unaudited pro forma consolidated balance sheet of the Issuer and its Subsidiaries as of March 31, 2001, a copy of which has been delivered to the Investor, gives pro forma effect to the consummation of the Transactions (other than any changes that may result from any purchase accounting adjustments), and the payment of transaction fees and expenses related to the Transactions, all as if such events had occurred on such date (the "PRO FORMA BALANCE SHEET"). The Pro Forma Balance Sheet has been prepared in good faith on the basis of reasonable assumptions.

         (c) The Issuer has prepared, and has heretofore furnished to the Investor a copy of, annual projected balance sheets and statements of income and cash flows of the Issuer period beginning with the period beginning March 31, 2001 and ending September 30, 2010, giving effect to the Transactions and the payment of transaction fees and expenses related thereto (the "PROJECTIONS"). In the opinion of management of the Issuer, the assumptions used in the preparation of the Projections were fair, complete and reasonable when made and continue to be fair, complete and reasonable as of the date hereof. The Projections have been prepared in good faith by the executive and financial personnel of the Issuer, are complete in all material aspects and represent a reasonable estimate of the future performance and financial condition of the Issuer, subject to the uncertainties and approximations inherent in any projections.

         (d) The Issuer, after giving effect to the consummation of the transactions contemplated hereby, (i) has capital sufficient to carry on its businesses as conducted and as proposed to be conducted, (ii) has assets with a fair saleable value, determined on a going concern basis, (y) not less than the amount required to pay the probable liability on its existing debts as they become absolute and matured and (z) greater than the total amount of its liabilities (including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured), and (iii) does not intend to, and does not believe that it shall, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature.

         4.11 OWNERSHIP OF PROPERTIES. Each of the Issuer and its Subsidiaries
(i) has good and marketable title to all real property owned by it, (ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, and (iii) has good title to all of its other properties and assets reflected in the most recent financial statements referred to in SECTION 4.10(A) (except as sold or otherwise disposed of since the date thereof in the ordinary course of business), in each case under (i), (ii), and (iii) above free and clear of all Liens other than Permitted Liens.

         4.12 INTELLECTUAL PROPERTY. To the knowledge of the Issuer, no Intellectual Property of the Issuer and its Subsidiaries infringes the rights of any other Person in respect of any Intellectual Property, and none of such Intellectual Property is being infringed by any other Person, in each case in a manner that could reasonably be expected to have a Material Adverse Effect. Neither the Issuer or any of its Subsidiaries, nor, to the knowledge of the Issuer, any of their respective employees or consultants has any agreements or arrangements with former employers of such employees or consultants relating to any Intellectual Property of such employers that interfere or conflict with the performance of such employee's or consultant's duties to the Issuer and its Subsidiaries in a manner that could reasonably be expected to have a Material Adverse Effect.

         4.13 ERISA.

         (a) Except to the extent such noncompliance, occurrence, unfunded pension liability or engagement would not have a Material Adverse Effect: (i) each of the Issuer and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, and each Plan is and has been administered in compliance in all material respects with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Internal Revenue Code; (ii) no ERISA Event (A) has occurred within the five-year period prior to the Closing Date, (B) has occurred and is continuing, or (C) to the knowledge of the Issuer, is reasonably expected to occur with respect to any Plan; (iii) no Plan has any Unfunded Pension Liability as of the most recent annual valuation date applicable thereto, and (iv) neither the Issuer nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

         (b) Except to the extent such withdrawal, liability, reorganization or insolvency would not have a Material Adverse Effect: (i) neither the Issuer nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan, and (ii) neither the Issuer nor any ERISA Affiliate would become subject to any liability under ERISA if the Issuer or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the most recent valuation date.

         4.14 ENVIRONMENTAL MATTERS.

         (a) No portion of any real property, leased or owned, of the Issuer or any of its Subsidiaries or, to the knowledge of the Issuer, any other real property at any time leased, owned or operated by the Issuer or any of its Subsidiaries, has been contaminated by any Hazardous Substance, except where such contamination could not reasonably be expected to have a Material Adverse Effect. No portion of any real property, leased or owned, of the Issuer or any of its Subsidiaries has been or is presently the subject of any remedial action.

         (b) No portion of any real property, leased or owned, of the Issuer or any of its Subsidiaries has been used by the Issuer or any of its Subsidiaries or, to the knowledge of the Issuer, by any other Person, as or for a mine, a landfill, a dump, a gasoline service station, or (other than for petroleum substances stored in the ordinary course of business) a petroleum products storage facility. No portion of such real property, or to the knowledge of the Issuer, any other real property at any time leased, owned or operated by the Issuer or any of its Subsidiaries has, pursuant to any Environmental Law, been placed on the "National Priorities List" or "CERCLIS List" (or any similar federal, state or local list) of sites subject to possible environmental problems.

         (c) All activities and operations of the Issuer and its Subsidiaries, including but not limited to the generation, use, treatment, storage or disposal of Hazardous Substances are in compliance with the requirements of all applicable Environmental Laws, except to the extent the failure so to comply, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Each of the Issuer and its Subsidiaries has obtained all licenses and permits under Environmental Laws necessary to its respective operations; all such licenses and permits are being maintained in good standing; and each of the Issuer and its Subsidiaries is in compliance with all terms and conditions of such licenses and permits, except for such licenses and permits the failure to obtain, maintain or comply with which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Neither the Issuer nor any of its Subsidiaries is involved in any suit, action or proceeding, or has received any notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims that, if adversely determined, would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; and, to the knowledge of the Issuer, there are no threatened actions, suits, proceedings or investigations with respect to any such Environmental Claims.

         4.15 SECURITIES MATTERS. Assuming the accuracy of the representations and warranties of the Investor contained in ARTICLE V of this Agreement, the offer and sale of the Securities are not required to be registered pursuant to the provisions of Section 5 of the Securities Act. Neither the Issuer nor any agent on their behalf has solicited or shall solicit any offers to sell or has offered to sell or shall offer to sell all or any part of the Securities to any Person so as to bring the sale thereof within the registration provisions of the Securities Act or any state securities laws. All prior offerings and sales of securities of the Issuer and its Subsidiaries were in compliance with all applicable federal and state securities laws.

         4.16 COMPLIANCE WITH LAWS. Each of the Issuer and its Subsidiaries has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except for such Requirements of Law the failure to comply with which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

         4.17 REGULATED MATTERS. Neither the Issuer nor any Person controlling, controlled by or under common control with the Issuer is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Issuer is not an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined under the Investment Company Act of 1940, as amended. The Issuer is not engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of the Preferred Stock or Warrants shall be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations U or X of such Board of Governors. The Issuer is not a "holding company," a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         4.18 INSURANCE. Section 4.18 of the DISCLOSURE SCHEDULE sets forth a true and complete summary of all insurance policies or arrangements carried or maintained by the Issuer and its Subsidiaries, indicating in each case the insurer, policy number, expiration, amount and type of coverage and deductibles. The assets, properties and business of the Issuer and its Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by comparable companies similarly situated and under policies issued by insurers of recognized responsibility.

         4.19 MATERIAL CONTRACTS. Each "material contract" (within the meaning of Item 601(b)(10) of Regulation S-K under the Exchange Act) to which the Issuer or any of its Subsidiaries is a party, by which any of them or their respective properties is bound or to which any of them is subject, is in full force and effect and is enforceable by the Issuer or the Subsidiary that is a party thereto in accordance with its terms, and neither the Issuer nor any of its Subsidiaries (nor, to the knowledge of the Issuer, any other party thereto) is in breach of or default under any such material contract in any material respect or has given notice of termination or cancellation of any such material contract.

         4.20 LABOR RELATIONS. Neither the Issuer nor any of its Subsidiaries is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947, as amended, except where such practice could not reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the knowledge of the Issuer, threatened, against the Issuer or any of its Subsidiaries, (ii) no strike, lock-out, slowdown, stoppage, walkout or other labor dispute pending or, to the knowledge of the Issuer, threatened, against the Issuer or any of its Subsidiaries, and (iii) to the knowledge of the Issuer, no petition for certification or union election or union organizing activities taking place with respect to the Issuer or any of its Subsidiaries, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         4.21 FULL DISCLOSURE. All factual information heretofore or contemporaneously furnished to the Investor in writing by or on behalf of the Issuer or any of its Subsidiaries for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all other such factual information hereafter furnished to the Investor in writing by or on behalf of the Issuer or any of its Subsidiaries shall be, when taken together as a whole, true and accurate in all material respects and not made incomplete by omitting to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such information was provided, not misleading.

         4.22 NO BROKERS. The Issuer has not dealt with any broker, finder, commission agent or other similar Person in connection with the offer and sale of the Preferred Stock and the Warrants to the Investor or the transactions contemplated by this Agreement, and the Issuer is not under any obligation to pay any broker's fee, finder's fee or commission in connection with such transactions.

         4.23 TRANSACTION DOCUMENTS. The documents delivered pursuant to SECTION
3.11 comprise all of the agreements, documents, instruments and certificates relating to the consummation of the transactions contemplated by the Transaction Documents.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

         The Investor represents and warrants to the Issuer as follows:

         5.1 It is a "qualified institutional buyer" as that term is defined in Rule 144A of the Securities Act and that, in making the purchases contemplated herein, it is specifically understood and agreed that the Investor is acquiring the Securities for the purpose of investment and not with a view towards the sale or distribution thereof within the meaning of the Securities Act; PROVIDED, HOWEVER, that the disposition of the Investor's property shall at all times be and remain within its control.

         5.2 The Investor understands that none of the Securities shall be registered under the Securities Act or any state or other securities law, by reason of their issuance by the Issuer in a transaction exempt from the registration requirements of the Securities Act, and that it must hold the Securities indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state and other securities laws or is exempt from registration.

         5.3 The Investor understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to the Investor) promulgated by the Commission under the Securities Act depends on the satisfaction of various conditions, including the requirement that the Issuer has been subject to the reporting requirements of Section 13 or Section 15 of the Exchange Act for at least 90 days, and that, if applicable, Rule 144 affords the basis for sales only in limited amounts and that the Issuer may not qualify under Rule 144.

         5.4 The Investor has not employed any broker or finder in connection with the transactions contemplated by this Agreement.

         5.5 The Investor has been furnished with or has had access to the information it has requested from the Issuer and has had an opportunity to discuss with the management of the Issuer the business and financial affairs of the Issuer and its Subsidiaries, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities or privately held companies so as to enable it to understand and evaluate the risks of such investment and form an investment decision with respect thereto; PROVIDED, HOWEVER, that the foregoing shall in no way affect, diminish or derogate from the representations and warranties made by the Issuer hereunder or the right of the Investor to rely thereon and to seek indemnification hereunder.

         5.6 The execution, delivery and performance of this Agreement and the other Investment Documents to which it is a party are within its power and authority and have been duly authorized by all necessary action of the Investor, do not conflict with or result in a breach of or violate any of the Investor's governing documents or any Contractual Obligation or any Requirement of Law and constitute legal, valid and binding agreements of the Investor enforceable against it in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights generally or by general equitable principles.

         5.7 Either (i) no part of the funds to be used by the Investor to acquire or hold the Preferred Stock and the Warrants constitutes assets of any "employee benefit plan" within the meaning of Section 3(3) of ERISA or any "plan" within the meaning of Section 4975 of the Internal Revenue Code or (ii) the Asset Purchase and holding of the Securities by the Investor is exempt from the restrictions on prohibited transactions of ERISA and the Internal Revenue Code pursuant to one or more statutory, regulatory or administrative exemptions.

                                   ARTICLE VI

                                    COVENANTS

         Until such time as the Preferred Stock is no longer outstanding, the Issuer covenants as follows:

         6.1 PAYMENT OF DIVIDENDS ON PREFERRED STOCK. The Issuer shall duly and punctually pay the dividends on and redeem and repurchase the Preferred Stock as and to the extent required by the Certificate of Incorporation.

         6.2 NOTICES. So long as any of the Securities remains outstanding, the Issuer shall give prior written notice to the Holders of any amendment to or modification of the Issuer's certificate of incorporation or by-laws, its issuance of any equity securities, redemption of any equity securities, its payment of any cash dividends, any transaction involving the sale of all or substantially all of the Issuer's assets or any combination transaction involving the Issuer, transactions with affiliates of the Issuer (other than as permitted in the Certificate of Incorporation), and any bankruptcy proceeding involving the Issuer or its subsidiaries. Additionally, prior to the occurrence of any of the foregoing events, the Issuer shall deliver to the Holders a certificate certifying its compliance with the purchase documentation for the Preferred Stock on a pro forma basis giving effect to such event.

         6.3 BOOKS, RECORDS AND INSPECTIONS. The Issuer shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities.

         6.4 PAYMENT OF TAXES. The Issuer shall pay and discharge, and shall cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for sums that have become due and payable that, if unpaid, might become a Lien other than a Permitted Lien; PROVIDED, HOWEVER, that neither the Issuer nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is immaterial or that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

         6.5 CORPORATE FRANCHISES. The Issuer shall do, and shall cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, authority to do business, licenses, certifications, accreditations and patents, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         6.6 COMPLIANCE WITH STATUTES, ETC. The Issuer shall, and shall cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property except for such noncompliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         6.7 COMPLIANCE WITH ENVIRONMENTAL LAWS. The Issuer shall comply, and shall cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership or use of its real property now or hereafter owned, leased or operated by the Issuer or any of its Subsidiaries, shall promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and shall keep or cause to be kept all such real property free and clear of any Liens imposed pursuant to such Environmental Laws, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect. Neither the Issuer nor any of its Subsidiaries shall generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any real property owned, leased or operated by the Issuer or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such real property, unless the failure to comply with the requirements specified in clause (i) or (ii) above, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. If the Issuer or any of its Subsidiaries, or any tenant or occupant of any real property owned, leased or operated by the Issuer or any of its Subsidiaries, cause or permit any intentional or unintentional act or omission resulting in the presence or release or disposition of any Hazardous Material (except in compliance with applicable Environmental Laws), the Issuer agrees to undertake, and/or to cause any of its Subsidiaries, tenants or occupants to undertake, at their sole expense, any clean-up, removal, remedial or other action required pursuant to Environmental Laws to remove and clean up any Hazardous Materials from any real property except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; PROVIDED, HOWEVER, that neither the Issuer nor any of its Subsidiaries shall be required to comply with any such order or directive which is being contested in good faith and by proper proceedings so long as it has maintained adequate reserves with respect to such compliance to the extent required in accordance with GAAP. The Issuer shall give prompt written notice to the Holders of any actions, suits, claims, findings, hearings, investigations or other proceedings
(i) alleging a violation of, noncompliance with, or liability under any Environmental Laws, that could be reasonably expected to result in a Material Adverse Effect, or (ii) related to asbestos claims.

         6.8 ERISA. The Issuer shall, and shall cause each of its Subsidiaries to comply with the applicable provisions of ERISA, except to the extent the failure so to comply would not reasonably be expected to have a Material Adverse Effect.

         6.9 USE OF PROCEEDS. The Issuer shall use the proceeds of the sale of the Preferred Stock and the Warrants only in connection with the acquisition of the Acquired Business, for the payment of fees and expenses in connection with the transactions contemplated by the Transaction Documents, and for other general business purposes, including working capital and capital expenditures.

         6.10 INDEMNIFICATION.

         (a) Subject to SECTION 6.11, the Issuer shall defend and indemnify the Holders and their officers, directors, managers, employees, partners, members, accountants, attorneys, consulting persons and agents (each, an "INDEMNIFIED PARTY") against, and hold each Indemnified Party harmless from, any and all claims, actual losses, liens, damages, obligations, liabilities, penalties, costs and expenses (including without limitation reasonable attorneys' fees and expenses) of any kind or nature whatsoever), other than securities trading losses (involving any transaction other than with Issuer and its Subsidiaries) or income taxes of the Holders relating to income associated with the Securities or resulting from the sale or disposition of the Securities, whether direct or indirect, in any litigation or other proceeding, claim or assertion initiated by an unaffiliated third party (collectively, the "LOSSES") that may at any time be asserted against any such Indemnified Person (including without limitation through derivative actions brought by any Person claiming through or in the name of the Issuer or any of its Subsidiaries) as a result of, arising from or in any way relating to the preparation, execution, performance or enforcement of this Agreement or any of the other Investment Documents, any of the transactions contemplated herein or therein or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the Investment (including without limitation in connection (i) with the actual or alleged generation, presence, storage, treatment, disposal, transport, discharge or release of any Hazardous Substances by the Issuer or its Subsidiaries on, in, to or from any real property at any time owned, operated or leased by the Issuer or its Subsidiaries, (ii) any other Environmental Claims and (iii) any violation of or liability under any Environmental Law), or any action, suit or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, related to any of the foregoing, and in any case whether or not such Indemnified Person is a party to any such action, proceeding or suit or a subject of any such inquiry or investigation; PROVIDED, HOWEVER, that no Indemnified Person shall have the right to be indemnified hereunder for any Losses to the extent determined by a final and nonappealable judgment of a court of competent jurisdiction or pursuant to arbitration as set forth herein to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or its Affiliates or a material breach of such Indemnified Person's or its Affiliates' obligations or duties hereunder. Subject to SECTION 6.11, all of the foregoing Losses of any Indemnified Person shall be paid or reimbursed by the Holders, as and when incurred and upon demand. Each Holder agrees to reimburse the Issuer for any payments made by the Issuer to such Holder pursuant to this paragraph for Losses that are finally determined in such proceeding to primarily and directly result from the bad faith, gross negligence or willful misconduct of such Holder or a material breach of such Holder's obligations or duties hereunder. The obligations of the Issuer under this paragraph shall survive any transfer of the Securities and the termination of this Agreement. In the event that the foregoing indemnity is unavailable or insufficient to hold an Indemnified Party harmless, subject to SECTION 6.11, the Issuer shall contribute to amounts paid or payable by such Indemnified Party in respect of such Indemnified Party's Losses in such proportions as appropriately reflect the relative benefits received by and fault of the Issuer, on the one hand, and such Indemnified Party, on the other, in connection with the matters as to which such Losses relate and other equitable considerations but in no event less than the maximum contribution amount permitted by law.

     (b) If any action, proceeding or investigation is commenced, as to which any Indemnified Party proposes to demand such indemnification, it shall notify the Issuer with reasonable promptness; PROVIDED, HOWEVER, that any failure by such Indemnified Party to notify the Issuer shall not relieve the Issuer from its obligations hereunder except to the extent such omission results in the forfeiture by the Issuer of substantive rights or defenses. The Issuer shall be entitled to assume the defense of any such action, proceeding or investigation, including the employment of counsel and the Issuer shall be responsible for the payment of all fees and expenses of such counsel. The Indemnified Party shall have the right to employ separate counsel in connection with any such action, proceeding or investigation and to participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party, unless (i) the Issuer has failed to assume the defense and employ counsel as provided herein,
(ii) the Issuer has agreed in writing to pay such fees and expenses of separate counsel or (iii) an action, proceeding, or investigation has been commenced against both the Indemnified Party and/or the Issuer and representation of the Issuer, on the one hand, and the Indemnified Party, on the other, by the same counsel would be inappropriate because of actual or potential conflicts of interest between the parties. In the case of any circumstance described in clauses (i), (ii) or (iii) of the immediately preceding sentence, subject to
SECTION 6.11, the Issuer shall be responsible for the reasonable fees and expenses of such separate counsel; PROVIDED, HOWEVER, that the Issuer shall not in any event be required to pay the fees and expenses of more than one separate counsel (and, if deemed reasonably necessary by such separate counsel, appropriate local counsel who shall report to such separate counsel) for all Indemnified Parties. The Issuer shall be liable only for settlement of any claim against an Indemnified Party made with the Issuer's written consent.

         6.11 CREDITORS ENTITLED TO PRIORITY ON PAYMENT.

         (a) Notwithstanding anything to the contrary contained in this Agreement or in the Certificate of Incorporation, the Issuer and the Holders hereby expressly acknowledge, understand and agree:

                  (i) that all shares of Preferred Stock are issued subject to the provisions of this SECTION 6.11;

                  (ii) that each Holder, whether such Holder becomes a holder of the Preferred Stock upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees that, except as otherwise expressly provided for in this SECTION 6.11, the Issuer shall not make (nor shall it be required to make), and the Holders may not receive or retain, any payment of any kind or character (whether in cash, property or securities) under this Agreement or on account of the Preferred Stock (whether in respect of a redemption payment, dividend payment, indemnification payment, damages payment or otherwise) until all Senior Obligations (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect to such Senior Obligations, whether or not such interest is an allowed claim under applicable law), whether outstanding on the date hereof or hereafter incurred, issued or created, have been paid in full in cash;

                  (iii) that the relationship between the Issuer and the Holders is one of issuer and stockholder as opposed to a debtor-creditor relationship; and

                  (iv) that the provisions of this SECTION 6.11 are for the benefit of, and shall be enforceable directly by, the holders of the Senior Obligations, and that each such holder shall be deemed to have acquired such Senior Obligations, whether now outstanding or hereafter created, incurred, assumed or guaranteed, in reliance upon the covenants and provisions contained in this SECTION 6.11, and such covenants and provisions may not be amended, modified or waived without the prior written consent of the holders of the Senior Obligations.

         (b) Upon any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities, upon any total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Issuer, or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding, relating to the Issuer or its property, whether voluntary or involuntary, all Senior Obligations (including any interest accruing subsequent to the filing of any such proceeding at the rate provided for in the documentation with respect to such Senior Obligations, whether or not such interest is an allowed claim under applicable law) shall first be paid in full in cash to the holders thereof before any payment or distribution of any kind or character (whether in cash, property or securities) is made under this Agreement or on account of the Preferred Stock (whether in respect of a redemption payment, dividend payment, indemnification payment, damages payment or otherwise). Upon any such dissolution, winding-up, liquidation, reorganization, receivership or similar proceeding, any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities, to which the Holders would be entitled, except for the provisions hereof, shall be paid by the Issuer, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person or entity making such payment or distribution, or by the Holders if received by them, directly to the holders of the Senior Obligations (PRO RATA to such holders on the basis of the respective amounts of Senior Obligations held by such holders, taking into account the relative priorities of such Senior Obligations as their interests may appear), until all such Senior Obligations have been paid in full in cash, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Obligations.

         (c) In the event that, notwithstanding the foregoing, any payment or distribution by, or of assets of, the Issuer, of any kind or character (whether in cash, property, securities or other assets) shall be received by any Holder when such payment or distribution is prohibited by the provisions of this
SECTION 6.11 (whether or not any Holder had knowledge thereof), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of the Issuer's Senior Obligations (PRO RATA to such holders on the basis of the respective amounts of Senior Obligations held by such holders, taking into account the relative priorities of such Senior Obligations as their interests may appear).

         (d) No right of any present or future holders of any Senior Obligations to enforce the provisions of this SECTION 6.11 shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Issuer or any of its Subsidiaries, or by any act or failure to act by any such holder, or by any noncompliance by the Issuer with any of the terms and provisions of this Agreement or the Preferred Stock, regardless of any knowledge thereof that any such holder may have or be otherwise charged with. The holders of the Senior Obligations may, without in any way affecting the obligations of the Holders with respect hereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew, increase or otherwise alter, any Senior Obligations of the Issuer, or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Obligations or any other document referred to therein, or exercise or refrain from exercising any other of their rights under such Senior Obligations, all without notice to or assent from any Holder.

         (e) To the extent any payment of Senior Obligations (whether by or on behalf of the Issuer, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person or entity under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person or entity, the Senior Obligations or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment has not occurred.

         (f) Notwithstanding the foregoing provisions of this SECTION 6.11, except under the circumstances described in (or during any proceeding described in) SECTION 6.11(B), the Issuer may make, and the Holders shall be entitled to receive and retain, (i) those fees and expenses required or permitted to be paid by the Issuer pursuant to the first sentence of SECTION 7.2 hereof, (ii) any redemption or dividend payment on the Preferred Stock expressly permitted at such time by the terms of the documentation governing the Senior Obligations, and (iii) so long as no default or event of default then exists and is continuing under the Credit Documents, up to $100,000 in the aggregate for all of the Holders' out-of-pocket costs and expenses incurred to enforce the Issuer's obligations under this Agreement and the Certificate of Designations for the Preferred Stock.

         (g) Notwithstanding the foregoing provisions of this SECTION 6.11 (other than SECTION 6.11(B)), the Issuer shall be permitted to pay, and the Holders shall be permitted to accept and retain, payments of dividends on the Preferred Stock made solely by the issuance of additional shares of Preferred Stock as provided for in the Certificate of Incorporation (including without limitation the right to an increased dividend rate upon the occurrence, and during the continuance, of an Event of Noncompliance as set forth therein).

                                  ARTICLE VII

                                     GENERAL

         As further and special provisions forth under this Agreement, the parties hereto further warrant, covenant, contract and agree each with the other as follows:

         7.1 ENTIRE AGREEMENT. This Agreement together with the other Investment Documents constitute the entire understanding among the parties as to the subject matter specifically referred to herein or therein.

         7.2 REIMBURSEMENT OF EXPENSES. The Issuer agrees to pay upon demand all reasonable out-of-pocket costs and expenses of the Holders (including without limitation the reasonable fees and expenses for one counsel to the Holders) in connection with the preparation, negotiation, execution, delivery of any amendment, modification or waiver of this Agreement or the other Investment Documents. Subject to SECTION 6.11, the Issuer shall pay upon demand all reasonable out-of-pocket costs and expenses of the Holders (including without limitation reasonable attorneys' fees and expenses) in connection with (x) any refinancing or restructuring of the Preferred Stock, whether in the nature of a "work-out," in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, and (y) the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or any of the other Investment Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise unless it shall be finally judicially determined in a court of competent jurisdiction that the Issuer did not breach its covenants under any Transaction Document. Additionally, the Issuer shall pay and hold the Holders harmless from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any (other than transfer taxes, if any), including any interest and penalties, and any finder's or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by any of the Holders), that may be payable in connection with the transactions contemplated by this Agreement and the other Investment Documents.

         7.3 SURVIVAL OF AGREEMENTS AND REPRESENTATIONS AND WARRANTIES. All agreements and covenants made by the Issuer in this Agreement shall survive the execution and delivery of this Agreement and the other Investment Documents for so long as any of the Securities are outstanding and all repurchase or redemption obligations associated therewith have been indefeasibly paid in full. All representations and warranties made by the Issuer in this Agreement or otherwise made in writing by the Issuer in connection herewith shall survive the execution and delivery of this Agreement and the other Investment Documents for a period of one year following the Closing Date.

         7.4 NO WAIVER. No delay by or on behalf of the Investor in exercising any rights conferred hereunder, and no course of dealing between the Investor and the Issuer shall operate as a waiver of any right granted hereunder, unless expressly waived in writing by the party whose waiver is alleged.

         7.5 BINDING EFFECT; ASSIGNMENT. All covenants, representations, warranties and other stipulations in this Agreement and other documents referred to herein, given by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors, heirs, personal representatives and assigns of the parties hereto, except that the Issuer shall not assign or transfer any of its rights or obligations under this Agreement or any of the other Investment Documents without the prior written consent of the Investor. This Agreement and Securities may be endorsed, assigned and transferred in whole or part by the Investor (i) to any of its Affiliates without the consent of the Issuer or any other Person or (ii) to any other Person with the consent of the Issuer (which consent shall not be unreasonably withheld). The Investor may grant participations in the Securities and this Agreement (or any portion thereof) on the same terms as provided with respect to assignments above. The Investor shall notify the Issuer in writing of any such endorsement, assignment or transfer by the Investor. Each transferee of the Securities shall make the representations in ARTICLE V as of the date of such transfer.

         7.6 INITIAL HOLDER. The Issuer shall be entitled to treat and deal with the Investor, and shall not be required to recognize any other Person as the holder of any of the Securities, except after production of such securities duly endorsed for transfer together with such documentation as the Issuer may reasonably require concerning compliance with federal or state securities laws.

         7.7 CUMULATIVE POWERS. No remedy herein conferred upon the Issuer or any holder of the Securities is intended to be exclusive of any other remedy, and each such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, or in equity or by statute or otherwise.

         7.8 LOSS OF SECURITIES; REISSUE OF SECURITIES IN LESSER DENOMINATIONS.
Upon:

         (a) receipt of evidence satisfactory to the Issuer of loss, theft, mutilation or destruction of any Security, and

         (b) in the case of any such loss, theft or destruction, upon delivery of indemnity in such form and amount as shall be reasonably satisfactory to the Issuer, or in the event of such mutilation, upon surrender and cancellation of such Security, the Issuer shall make and deliver a new Security of like tenor, in lieu of such lost, stolen, mutilated or destroyed Security. In addition, upon request of any holder of a Security or any other securities of the Issuer now or hereafter issued by the Issuer to the Investor, and upon surrender of such Security or other securities to the Issuer and compliance with any restrictive legends, the Issuer shall reissue, in lesser denominations to parties designated by such holder, new certificates, warrants or other securities in the equivalent amounts of such other securities surrendered.

         7.9 COMMUNICATIONS. All communications and notices provided for hereunder shall be sent by personal delivery, nationally recognized overnight courier, facsimile or registered or certified mail, to the Investor and the Issuer at their respective addresses set forth on Section 7.9 of the DISCLOSURE SCHEDULE, or to such other address with respect to any party as such party shall notify the other parties hereto in writing. Any notice required to be given hereunder by one party to another shall be deemed to have been received (i) when delivered, if personally delivered or sent via facsimile, or (ii) one day following delivery to a nationally recognized overnight courier or (iii) on the third Business Day following the date on which the piece of mail containing such communication is posted, if sent by certified or registered mail. Except as otherwise provided for herein, all requests for disclosure or other provision of information to be made or otherwise given by the Issuer shall be completed no later than 10 days following the receipt by the Issuer of a written request therefor in the manner described in this Section.

         7.10 LEGENDS.

         (a) Each certificate, if any, representing the Securities shall bear legends in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED UNLESS THE COMPANY HAS RECEIVED A WRITTEN OPINION FROM COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSFER IS BEING MADE IN COMPLIANCE WITH ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT MAY NOT BE TRANSFERRED TO ANY PERSON UNLESS SUCH PERSON PROVIDES DOCUMENTATION REASONABLY SATISFACTORY TO THE COMPANY THAT WILL ENABLE THE COMPANY TO ASCERTAIN THAT SUCH TRANSFER WILL NOT RESULT IN THE COMPANY BEING REQUIRED TO WITHHOLD OR DEDUCT ANY TAXES, LEVIES, IMPOSTS, OR OTHER GOVERNMENTAL CHARGES WITH RESPECT TO DIVIDENDS OR DISTRIBUTIONS WITH RESPECT TO SUCH SECURITIES. ANY TRANSFER IN VIOLATION OF THIS LEGEND SHALL BE VOID AB INITIO.

         7.11 CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS. The Investor shall not make public disclosure of any nonpublic information, including financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by or on behalf of the Issuer in connection with the transactions contemplated by this Agreement or any other Transaction Document; PROVIDED, HOWEVER, that the foregoing shall not be construed, now or in the future, to apply to any information reflected in any recorded document, information which is independently developed by the Investor, information obtained from sources other than the Issuer or information that is or becomes in the public domain (other than as a result of a breach of this Agreement), nor shall it be construed to prevent the Investor from (i) making any disclosure of any information (PROVIDED that the Investor shall, if practicable, provide the Issuer with prior notice of such disclosure) (A) if required to do so by any Requirement of Law, (B) to any Governmental Authority having or claiming authority to regulate or oversee any aspect of the Investor's business or that of the corporate parent or affiliates of the Investor in connection with the exercise of such authority or claimed authority, or (C) pursuant to subpoena; or (ii) to the extent the Investor or its counsel deems necessary or appropriate to do so to enforce its rights hereunder or under any other Investment Document or any remedy provided herein or therein or otherwise available by law; or (iii) making, on a confidential basis, such disclosures as the Investor deems necessary or appropriate to the Investor's legal counsel, accountants or other advisors so long as such parties are notified of the confidential nature of such information; or (iv) making such disclosures as the Investor reasonably deems necessary or appropriate to any bank or financial institution or other entity, and/or counsel to or other representatives of such bank or financial institution or other entity, to which the Investor in good faith desires to sell an interest in any applicable investment or financing (the Investor shall be permitted to disclose under this clause (iv) only such information as it is entitled to receive pursuant to this Agreement or the Certificate of Incorporation); PROVIDED, HOWEVER, that such bank, financial institution or other entity or counsel to or representative thereof, agrees to take reasonable steps to maintain the confidentiality of such disclosures.

         7.12 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of North Carolina, except for corporate matters, which shall be governed by the laws of the State of Delaware, and except for the provisions of SECTION 6.11, which shall be governed by the laws of the State of New York, in all cases without regard to such states' conflicts of laws principles.

         7.13 HEADINGS. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

         7.14 MULTIPLE ORIGINALS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         7.15 AMENDMENT OR WAIVER. This Agreement may be amended, and the Issuer may take any action herein prohibited (including any actions to which consent of the Holders is required hereunder), or omit to perform any act herein required to be performed by it, if the Issuer shall obtain the prior written consent of the Majority Holders to such amendment, action or omission to act; PROVIDED, HOWEVER, that, without the prior written consent of the Holders affected thereby, no such agreement shall amend the provisions of this Section. Each holder of a Security at the time or times thereafter outstanding shall be bound by any consent authorized by this Section, whether or not such Security shall have been marked to indicate such consent.

         7.16 WAIVER OF JURY TRIAL. THE INVESTOR AND THE ISSUER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER, RELATING TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT CONTEMPLATED HEREBY OR DELIVER IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

         7.17 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. All judicial proceedings brought against the Issuer with respect to this Agreement, the Securities or any of the other Investment Documents may be brought in any state or federal court of competent jurisdiction in the State of North Carolina, and, by execution and delivery of this Agreement, each of the Issuer accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. The Issuer irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in SECTION 7.9 or at such other address of which the Investor shall have been notified pursuant thereto, such service being hereby acknowledged by the Issuer to be effective and binding service in every respect. Each of the parties hereto irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Investor to bring proceedings against the Issuer in the court of any other jurisdiction.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

                                     ISSUER:

                                     TransDigm Holding Company

                                     By: /s/ Gregory Rufus
                                         ------------------------------------
                                         Name: Gregory Rufus
                                         Title: Vice President

                                     INVESTOR:

                                     First Union Investors, Inc.

                                     By: /s/ Edward H. Ross
                                         ------------------------------------
                                         Name: Edward H. Ross
                                         Title: Senior Vice President

                                   APPENDIX I
                                   ----------

                                   DEFINITIONS
                                   -----------

         "ACQUIRED BUSINESS" means the assets and liabilities acquired by the Issuer (or a Subsidiary thereof) pursuant to the Asset Purchase Agreement.

         "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person (including without limitation such Person's investment decisions), whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings. Notwithstanding the foregoing, each Odyssey Party and each officer and key employee thereof shall be deemed to be an Affiliate of each of the Issuer and its Subsidiaries.

         "AGREEMENT" means this Investment Agreement, as amended, modified or supplemented from time to time in accordance with its terms.

         "ASSET PURCHASE" means the acquisition of the Acquired Business and the other transactions contemplated by the Asset Purchase Agreement effected pursuant to the terms, conditions and provisions of such agreement.

         "ASSET PURCHASE AGREEMENT" means the Asset Purchase Agreement dated as of April 29, 2000, between Federal-Mogul Ignition Company, a Delaware corporation, and Aviation Acquisition Corporation, a Delaware corporation, as amended, modified or supplemented from time to time.

         "ASSET PURCHASE DOCUMENTS" means the Asset Purchase Agreement, together with exhibits, schedules and other documents contemplated thereby or related thereto, as amended, modified, replaced, refinanced or restated from time to time.

         "BUSINESS DAY" means any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in North Carolina or New York are required by law to be closed.

         "CAPITAL STOCK" means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person.

          "CERTIFICATE OF INCORPORATION" means, with respect to the Issuer, its certificate of incorporation, together with any certificates of designations filed in connection therewith (including without limitation the certificate of designations of the Preferred Stock), as may be amended, modified or changed from time to time.

         "CLOSING" means the closing of the purchase of the Preferred Stock and the Warrants.

         "CLOSING DATE" means the date on which the Closing occurs.

         "COMMISSION" means the Securities and Exchange Commission and any successor Person thereof.

          "CONTRACTUAL OBLIGATION" means, with respect to a Person, any provision of (i) any security issued by such Person, including provisions contained in the Certificate of Incorporation or bylaws or other organizational or governing documents of such Person, or (ii) any agreement, franchise, license, lease, permit, undertaking, contract, indenture, mortgage, deed of trust or other instrument or understanding to which such Person is a party or by which it or any of its assets or property is bound.

         "CREDIT AGREEMENT AMENDMENT" means that certain amendment to the Credit Documents entered into in connection with and to consummate the Asset Purchase and the transactions contemplated by the other Transaction Documents.

         "CREDIT DOCUMENTS" means the Credit Agreement dated as of December 3, 1998 and amended and restated as of May 31, 2001 among the Issuer, TransDigm Inc., the lenders party thereto in their capacities as lenders thereunder, and Bankers Trust Company, as administrative agent, together with the related documents thereto (including without limitation any guarantee agreements, security documents, notes and letters of credit), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) all or any portion of the indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

         "DOLLARS" or "$" means dollars of the United States of America.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

         "ERISA AFFILIATE" means any Person (including any trade or business, whether or not incorporated) that would be deemed to be under "common control" with, or a member of the same "controlled group" as, the Issuer or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

         "ERISA EVENT" means any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event, (ii) a complete or partial withdrawal by the Issuer or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by the Issuer or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Issuer or any ERISA Affiliate under Section 4041 of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan,
(iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Issuer or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Issuer or any ERISA Affiliate to enforce
Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition or threatened imposition of any Lien upon any assets of the Issuer or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Issuer or any ERISA Affiliate, or (viii) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Internal Revenue Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Issuer or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.

         "ENVIRONMENTAL CLAIMS" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, written allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law (collectively, "Claims"), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.

         "ENVIRONMENTAL LAWS" shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

         "FEE LETTER" means the letter agreement dated April 27, 2001 addressed to the Issuer from the Investor, as amended, modified or otherwise supplemented.

         "FINANCIAL OFFICER" means, with respect to the Issuer, the chief financial officer, vice president - finance, principal accounting officer or treasurer of the Issuer.

         "FINANCIAL STATEMENTS" has the meaning set forth in SECTION 4.10.

          "GAAP" means generally accepted accounting principles, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained as in effect from time to time (subject to the provisions of Section 1(b)).

         "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "HAZARDOUS SUBSTANCES" shall mean any substances or materials (i) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (ii) that are defined by any Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (iii) the presence of which require investigation or response under any Environmental Law, (iv) that constitute a nuisance, trespass or health or safety hazard to Persons or neighboring properties, (v) that contain asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

         "HOLDER" or "HOLDERS" means the Investor (so long as the Investor continues to own Preferred Stock) and/or any transferee of any of the Preferred Stock whose name has been recorded by the Issuer in its ownership register of the Preferred Stock.

         "INDEBTEDNESS" has the meaning set forth in the Certificate of Designations of the Preferred Stock.

         "INDEMNIFIED PARTY" has the meaning set forth in SECTION 6.10.

         "INTELLECTUAL PROPERTY" means (i) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all copyrightable works and all copyrights (registered and unregistered); (iv) all trade secrets and confidential information (including without limitation financial, business and marketing plans and customer and supplier lists and related information); (v) all computer software and software systems (including without limitation data, databases and related documentation); (vi) all Internet web sites and domain names; (vii) all other proprietary rights; and (viii) all licenses or other agreements to or from third parties regarding the foregoing.

         "INTEREST RATE PROTECTION AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

         "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "INVESTMENT" means the purchase and issuance of the Securities upon the terms set forth in this Agreement.

         "INVESTMENT DOCUMENTS" means this Agreement, the Warrants and the Securities, together with exhibits, schedules and other documents contemplated thereby or related thereto (including without limitation the letter agreement entered into between the Issuer and the Investor in connection with the Closing), as amended, modified, replaced, refinanced or restated from time to time.

         "INVESTOR" has the meaning set forth in the introductory paragraph hereof (together with its successors and assigns).

         "ISSUER" has the meaning set forth in the introductory paragraph hereof (together with is successors and assigns).

         "LIEN" means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing, or set off rights of depository institutions against deposit accounts with such depository institutions for customary fees and expenses.

         "LOSSES" has the meaning set forth in SECTION 6.10.

         "MAJORITY HOLDERS" means, at any time, the Holders having an aggregate unpaid principal amount of more than 50% of the total unpaid principal amount of all the outstanding Preferred Stock outstanding at such time.

         "MATERIAL ADVERSE CHANGE" means a material adverse change in the business, properties, operations or condition (financial or otherwise) of the Issuer and its Subsidiaries, taken as a whole.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect upon (i) the business, properties, operations or condition (financial or otherwise) of the Issuer and its Subsidiaries, taken as a whole, (ii) the ability of the Issuer or any of its Subsidiaries to perform its material obligations under this Agreement or any of the other Investment Documents to which it is a party or (iii) the legality, validity or enforceability of this Agreement or any of the other Investment Documents or the rights and remedies of the Investor hereunder and thereunder.

         "MULTIEMPLOYER PLAN" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA to which the Issuer or any ERISA Affiliate makes, is making or is obligated to make contributions or has within the past five years made or been obligated to make contributions.

         "OBLIGATIONS" means all obligations (including guarantees) for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities and amounts payable under the documentation governing any Indebtedness.

         "ODYSSEY PARTIES" means Odyssey Investment Partners Fund, LP, Odyssey Coinvestors, LLC, and all Permitted Odyssey Transferees.

         "OTHER HEDGING AGREEMENTS" means any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.

         "PBGC" means the Pension Benefit Guaranty Corporation and any successor thereto.

         "PERMITTED ODYSSEY TRANSFEREE" means, with respect to each of Odyssey Investment Partners Fund, LP and Odyssey Coinvestors, LLC (each, an "ODYSSEY STOCKHOLDER"), (i) any general or limited partner or manager of such Odyssey Stockholder (each, an "ODYSSEY PARTNER"), (ii) any corporation, partnership, limited liability company or other entity that is an Affiliate of such Odyssey Stockholder or of any Odyssey Partner (collectively, "ODYSSEY AFFILIATES"),
(iii) any managing director, member, general partner, director, limited partner, officer or employee of (a) such Odyssey Stockholder, (b) such Odyssey Partner, or (c) any Odyssey Affiliate of such Odyssey Stockholder or Odyssey Partner or of an Odyssey Affiliate, or the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the foregoing Persons referred to in this clause (iii) (collectively, "ODYSSEY ASSOCIATES"), (iv) any trust, the beneficiaries of which, or a corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, include only such Odyssey Stockholder, Odyssey Affiliates, Odyssey Associates, or their spouses, parents or lineal descendants, and (v) a voting trustee for one or more of such Odyssey Stockholder, Odyssey Affiliates or Odyssey Associates; PROVIDED, HOWEVER, that in no event shall the Issuer or any of its Subsidiaries be deemed a Permitted Odyssey Transferee.

          "PIK NOTES INDENTURE" means that certain Indenture dated as of December 3, 1998 between the Issuer and State Street Bank and Trust Company, as Trustee, relating to $20,000,000 of 12% Pay-in-Kind Notes due 2009, as in effect on the date of this Agreement (including as amended in connection with the sale and purchase of the Preferred Stock).

         "PERSON" means any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or any other legal entity.

         "PLAN" means any "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which the Issuer or any ERISA Affiliate is reasonably expected to have any liability.

         "PREFERRED STOCK" has the meaning set forth in SECTION 2.1.

         "PRO FORMA BALANCE SHEET" has the meaning set forth in SECTION 4.10.

         "PROHIBITED TRANSACTION" means any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or
(ii) Section 4975(c) of the Internal Revenue Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Internal Revenue Code.

         "PROJECTIONS" has the meaning set forth in SECTION 4.10.

         "REPORTABLE EVENT" means (i) any "reportable event" within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Internal Revenue Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Internal Revenue Code),
(ii) any "reportable event" subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code, and (iv) a cessation of operations in the circumstances described in Section 4062(e) of ERISA.

         "REQUIREMENT OF LAW" means, with respect to any Person, the charter, articles or certificate of incorporation (including any certificate of designations filed in connection therewith), formation or organization, partnership or operating agreements and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, and, with respect to the Issuer and its Subsidiaries, otherwise pertaining to any or all of the transactions contemplated by this Agreement, the other Investment Documents and the Asset Purchase Documents.

         "SECURITIES" means the Preferred Stock, the Warrants and the Warrant Shares.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

          "SENIOR OBLIGATIONS" means all Obligations outstanding under: (i) the Credit Documents (other than to any Odyssey Party), (ii) each Interest Rate Protection Agreement and Other Hedging Agreement entered into with a lender under the Credit Documents (even if any such lender subsequently ceases to be a lender under the Credit Documents for any reason), or any affiliate of such lender, and (iii) the PIK Notes Indenture.

          "SOLVENT" means as to any Person on any particular date, that such Person (i) does not have unreasonably small capital to carry on its business as now conducted and as presently proposed to be conducted, (ii) is able to pay its debts as they become due in the ordinary course of business, (iii) has assets with a present fair saleable value taken on a going concern basis greater than its total stated liabilities and identified contingent liabilities, including any amounts necessary to satisfy preferential rights of shareholders and (iv) does not intend to, and does not believe that it shall, incur debts and liabilities beyond its ability to pay such debts and liabilities as they mature.

         "SUBSIDIARY" means, with respect to any Person, any corporation or other Person of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term "Subsidiary" shall be deemed to refer to a Subsidiary of the Issuer.

          "TRANSACTION DOCUMENTS" means (i) this Agreement and the other Investment Documents, (ii) the Credit Documents, (iii) the Asset Purchase Documents, (iv) the First Supplemental Indenture dated as of the date hereof between the Issuer and State Street Bank and Trust Company, as trustee, entered into in connection with the notes issued under the PIK Notes Indenture, and (v) all other agreements, exhibits, documents and schedules related thereto.

         "UNFUNDED PENSION LIABILITY" shall mean, with respect to any Plan or Multiemployer Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Internal Revenue Code for the applicable plan year.

         "WARRANTS" has the meaning given to it in SECTION 2.1.

         "WARRANT SHARES" means the shares of the Issuer's common stock into which the Warrants are exercisable.